INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 16th day of November, 2022, between Vanguard Trustees' Equity Fund, a Delaware statutory trust (the "Trust"), and Ninety One North America, Inc., a Delaware corporation (the "Advisor").

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as Vanguard Global Environmental Opportunities Stock Fund (the "Fund"); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Ninety One Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Ninety One Portfolio; to continuously review, supervise, and administer an investment program for the Ninety One Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.Sustainability Reporting. At least annually, the Advisor will prepare or have prepared a "sustainability report" (the "Sustainability Report") assessing the Fund's sustainability profile as it relates to the Fund's investment strategy or other standards as agreed upon by the Advisor and Vanguard and to furnish the Sustainability Report to the Trust, no later than September 30th of each year. The purpose of the Sustainability Report is to demonstrate the Advisor's efforts on behalf of its clients investing in the Advisor's Global Environment strategy (the "Strategy").

Both parties acknowledge and agree that: (i) law and regulation on sustainability investing and reporting is evolving and gaining in complexity; and (ii) they each undertake to work together in good faith to ensure that the content of each annual issue of the Sustainability Report meets such legal and regulatory requirements as are in force in respect of the Fund at the time such report is published.

The Advisor represents and warrants to discuss and agree with Vanguard on an engagement process for the Sustainability Report, which will include, at a minimum, providing a near final draft of the Sustainability Report to Vanguard during production. The Advisor further represents and warrants to provide Vanguard with a reasonable timeframe in which to review the draft(s) prior to the Advisor finalizing the Sustainability Report and to reasonably consider Vanguard's comments. The Advisor further agrees to provide to the Trust any other investment reporting or commentary it produces for clients investing in the Strategy, including, but not limited to, any reports on shareholder engagement or sustainability assessment methodology.

4.Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Ninety One Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the Ninety One Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

5.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

6.Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Ninety One Portfolio.

7.Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Ninety One Portfolio.

8.Class Actions and Other Legal Proceedings. The Advisor will not compile or file claims or take any related actions on behalf of the Fund in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the Ninety One Portfolio. The Advisor shall provide factual information in its possession as the Trust may reasonably request and shall forward any information it may receive about such actions to the Trust.

9.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

10.Liability of Advisor. The Advisor is subject to liability to the Fund and/or its shareholders where the Advisor has acted with willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. With respect to material errors, misstatements, or omissions in the Sustainability Report, the Advisor shall be liable for any and all losses, claims, damages, harm (including reputational harm), liabilities or litigation (including reasonable attorney's fees and other expenses, fines, or penalties) to which the Trust, the Fund, Vanguard or any affiliated person thereof (within the meaning of the 1940 Act) may become subject under any Applicable Law, at common law or otherwise and whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind arising out of or attributable to such material errors, misstatements, or omissions in the Sustainability Report. The terms of this Section 10 shall survive the termination of this Agreement.

11.Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

12.Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-person meeting requirement ("In-Person Exemptive Order"). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, email, or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at:

Vanguard Global Environmental Opportunities Stock Fund

3222 Phoenixville Pike, Suite 101

Malvern, PA, 19355

Attention: Daniel Reyes, LOKR

Telephone: 610-503-6123

Facsimile: N/A

Email: Daniel.Reyes@vanguard.com

If to the Advisor, at:

Ninety One North America, Inc.

65 East 55th Street, FL30

New York, NY, 10022

Attention: Dana Troetel

Telephone: +1 917 206 5136

Facsimile: N/A

Email: dana.troetel@ninetyone.com

With a copy to:

Attention: Andre van Heerden

Telephone: +1 917 206 5123

Email: andre.vanheerden@ninetyone.com

The parties consent to electronic delivery of any reports or other information that may be requested by the Trust or required to be delivered by the Advisor under this Agreement, or pursuant to applicable law, rule or regulation, including delivery of Part 2 of the Advisor's ADV and any updates thereto, and the parties represent that they have the means to, and will access, such disclosures in electronic format. The parties shall provide hard copies of any such disclosures upon request. Each party may revoke this consent upon written notice to the other party.

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved

(i)by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 12, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13.Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

14.Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard, or (iv) to its affiliates, service providers and agents who need to know such information in order to provide services to the Advisor in connection with the Fund, to the extent such affiliates, service providers, and agents are subject to a written agreement imposing a duty of confidentiality at least as restrictive as the obligations set forth herein.

15.Proxy Policy. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Ninety One Portfolio may be invested in accordance with the Advisor's proxy voting policies and procedures in a manner that complies with applicable law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

16.Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

17.Force Majeure. If and to the extent that the performance by either party (in such capacity, the "Affected Party") of any of its obligations pursuant to this Agreement is prevented directly by any natural disaster, catastrophic weather event, terrorism, war, or riot (each, a "Force Majeure Event"), and such non-performance could not have been prevented by the Affected Party through the use of reasonable precautions (including the business continuity requirements set forth in this Agreement), then the Affected Party shall be excused for such non-performance of those obligations affected by the Force Majeure Event as long as such Force Majeure Event continues, provided that the Affected Party continues to use commercially reasonable efforts to recommence performance to the extent reasonably possible without delay. For the avoidance of doubt, a Force Majeure Event that renders Vanguard unable to transmit payments when due hereunder shall not excuse Vanguard from rendering such payment promptly upon the end of such Force Majeure Event. The Affected Party shall promptly notify the other party of the occurrence of the Force Majeure Event as soon as possible (and in any event, no later than two (2) business days after the Force Majeure Event has occurred and performance has recommenced) and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of the Force Majeure Event does not excuse, limit or otherwise affect Advisor's obligation to provide either normal recovery procedures or any other disaster recovery services described herein except to the extent that such procedures or services are directly affected by such Force Majeure Event. Notwithstanding the foregoing, if a Force Majeure Event prevents, hinders, or delays material performance by Advisor beyond fifteen (15) calendar days from the date of the occurrence of the Force Majeure Event, Vanguard will be entitled to terminate this Agreement for cause immediately upon notice to Advisor without regard to any cure period and without payment of any termination fee or other liability and may pursue any and all available rights and remedies.

18.Business Continuation. Advisor hereby represents, warrants and covenants to Vanguard that it (a) has and will maintain a disaster recovery and business continuation plan ("Business Continuity Plan") designed to ensure (i) the continued availability and provision of Advisor services throughout the term, (b) will update and revise such plan at least annually and following any significant business process or organization change, (c) will test the operability of such plan at least annually and revise such plan as necessary to ensure continued operability (including by correcting any material deficiencies identified by such testing in a commercially reasonable timeframe), and promptly provide Vanguard, upon request, with copies of all summary level reports and any other summaries resulting from such testing, (d) will, upon request by Vanguard not more frequently than annually, provide Vanguard information as to whether and when any audit of the plan was completed and, with respect to any such audit, promptly provide Vanguard with a copy of the summary level audit report and reasonable evidence, or a written confirmation, that any identified deficiencies have been corrected (or are being corrected in accordance with an appropriate plan and timetable), and (e) will activate such plan upon the occurrence of any event materially affecting the Advisor Services.

19.Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Ninety One North America, Inc.	Vanguard Global Environmental Opportunities
Stock Fund
______/s/ Dana Troetel________	______/s/Mortimer J. Buckley______
Signature	Signature
Dana Troetel	Mortimer J. Buckley
______/s/ Andre van Heerden ___
Signature
Andre van Heerden